Exhibit 99.1

                     Delta Apparel Reports Record Sales for
       the First Quarter of Fiscal Year 2005; Board of Directors Declared
                     Quarterly Dividend of $0.07 Per Share

    DULUTH, Ga.--(BUSINESS WIRE)--Oct. 29, 2004--Delta Apparel, Inc. (AMEX: DLA) announced record sales for three months ended October 2, 2004 of $54.3 million, an increase of $23.5 million, or 76.3%, from the prior year quarter due primarily to the acquisition of M. J. Soffe Co. ("Soffe")
    Gross margins for the quarter ended October 2, 2004 improved to 21.3% compared to 13.3% in the prior year quarter. The improvement in gross margin was primarily the result of the higher gross margins associated with the Soffe branded apparel business, offset partially by lower gross margins in the basic tee shirt business. The gross margins on basic tee shirts declined in the first fiscal quarter compared to the prior year quarter principally due to higher raw material costs. We achieved operating income of $3.1 million for the quarter ended October 2, 2004, an increase of $2.0 million, or 184.5%, from $1.1 million in the first fiscal quarter of the prior year.
    Basic and diluted earnings per share for the quarter ended October 2, 2004 were $0.35 and $0.34 per share, respectively, compared to basic and diluted earnings per share in the prior year quarter of $0.15 and $0.14, respectively.
    Robert W. Humphreys, President and CEO, commented, "Our focus on the distribution of our products continues as we increase our customer base and broaden our product lines. The Delta segment shipped product to approximately 26% more customers during the quarter than in the prior year quarter. In addition to our pending acquisition of a modern distribution facility in Tennessee, we have finalized a lease on a new distribution center to service the northeastern states and expect to start serving customers from this center by spring of 2005. We have new styles of spring merchandise available for all distribution channels in our Soffe business and recently introduced a full line of fleece products under the Delta label. The initial sales response to the new styles has been positive and we believe these products will help reduce our seasonality and strengthen our sales.
    "We are pleased with the integration of Soffe with the Delta business. As part of our long-term succession planning, we recently appointed Ken Spires as President of M. J. Soffe Co. Ken was previously the Vice President of Technical Services at Delta Apparel and has over 25 years of experience in the industry. Jim Soffe will continue to serve as Chief Executive Officer of M. J. Soffe Co. As we continue to take advantage of the combined purchasing power and synergies of the two businesses, we expect to see continued success as an integrated company."
    Our financial results for the quarter ended October 2, 2004 were positively impacted by the acquisition of Soffe in October 2003. The Soffe business contributed $22.0 million in sales and $3.1 million in operating income during the first fiscal quarter of fiscal year 2005. The Soffe segment exceeded its sales expectations in its military distribution channel and expects the strong sales in this channel to continue through the fiscal year. Demand for the Soffe brand continues to be strong and we continue to expand our Soffe product offering through the addition of new styles and colors. The new Soffe product line, coupled with proper inventory levels, should allow this segment to achieve increased sales through the spring selling season.
    The Delta business reported sales of $33.4 million for the three months ended October 2, 2004, an increase of $2.6 million, or 8.5%, from sales in the prior year quarter. Operating income for the first fiscal quarter was $9 thousand, a decrease of $1.1 million from the prior year quarter primarily as a result of the higher priced raw materials discussed above. The increased raw material cost was partially offset by higher average selling prices on basic tees and increased sales of specialty products. The Delta segment focused on increasing the sales of its higher margin colored products, decreasing its sales of white products to 31% of sales, down from 39% in the prior year quarter. In addition, the Delta segment just recently released its new line of fleece products, including sweatshirts and sweatpants.
    Accounts receivable increased $12.0 million from September 27, 2003 to $29.4 million on October 2, 2004. The increase in accounts receivable was primarily the result of the addition of Soffe. Inventories increased $55.7 million from September 27, 2003 to $105.9 million on October 2, 2004. The acquisition of M. J. Soffe Co. resulted in an increase of $52.7 million in inventory compared to the prior year. The increase in inventory in the Delta business is primarily the result of the higher raw material prices in inventory. We continue to focus on managing our inventory levels while maintaining the inventory necessary to achieve our expected sales growth in fiscal year 2005.
    Delta Apparel also announces today that on October 28, 2004, the Board of Directors declared a dividend of seven cents per common share of stock payable November 29, 2004 to shareholders of record as of the close of business on November 17, 2004. This dividend was declared pursuant to our previously announced quarterly dividend program, which we may amend or terminate at any time.

    About Delta Apparel, Inc.

    Delta Apparel, Inc., along with its wholly owned subsidiary M. J. Soffe Co., is a vertically integrated marketer, manufacturer and distributor of high quality branded and private label activewear apparel. We specialize in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. We focus on our broad distribution of products, currently serving over 13,000 customers. We sell our products to screen printers, private label accounts, sporting goods stores, department stores and distributors. In addition, certain products are sold in college bookstores and to the U.S. Military. Our operations are in the United States, Honduras, Mexico and Costa Rica and we employ approximately 4,500 worldwide. Additional information on our company is available at www.deltaapparel.com.

    Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as with respect to environmental matters and similar items) and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.


SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)

                                          Three Months Ended
                                           Oct. 2,   Sept. 27,
                                             2004      2003
                                         ---------- ----------

Net Sales                                 $ 54,300     30,802
Cost of Goods Sold                          42,723     26,720
                                         ---------- ----------
Gross Margin                                11,577      4,082

SG&A                                         8,446      3,059
Other Income                                   (10)       (81)
                                         ---------- ----------
Operating Income                             3,141      1,104

Interest Expense                               703        154
Taxes                                          994        361

                                         ---------- ----------
Net Income                                $  1,444  $     589
                                         ========== ==========

Weighted Average Shares Outstanding
     Basic                                   4,141      4,044
     Diluted                                 4,268      4,168

Net Income per Common Share
     Basic                                $   0.35  $    0.15
     Diluted                              $   0.34  $    0.14



                                           Oct. 2,   July 3, Sept. 27,
                                            2004      2004     2003
                                          --------- --------- --------

Current Assets
     Cash                                 $    208  $     333 $   189
     Receivables, Net                       29,397     38,610  17,370
     Income Tax Receivable                       -          -     416
     Inventories                           105,901    105,888  50,210
     Deferred Income Taxes                   1,269      1,075     505
     Other Assets                            1,328      1,616   1,484
                                          --------- --------- --------
Total Current Assets                       138,103    147,522  70,174

Noncurrent Assets
     Property, Plant & Equipment, Net       20,626     19,529  21,461
     Deferred Income Taxes                     252        178       -
     Other Noncurrent Assets                 2,225      2,150      39
                                          --------- --------- --------
Total Noncurrent Assets                     23,103     21,857  21,500

                                          --------- --------- --------
Total Assets                              $161,206  $ 169,379 $91,674
                                          ========= ========= ========


Current Liabilities
     Accounts Payable and Accrued
      Expenses                            $ 27,201  $  30,511 $17,112
     Current Portion of Long Term Debt      15,497     20,810   2,000
     Income Tax Payable                        584      1,793     -
                                          --------- --------- --------
Total Current Liabilities                   43,282     53,114  19,112

Noncurrent Liabilities
     Long-Term Debt                         29,627     29,246   3,321
     Deferred Income Taxes                       -          -   1,224
     Other Noncurrent Liabilities           11,557     11,527   1,567
                                          --------- --------- --------
Total Noncurrent Liabilities                41,184     40,773   6,112

Stockholders' Equity                        76,740     75,492  66,450

                                          --------- --------- --------
Total Liabilities and Stockholders'
 Equity                                   $161,206  $ 169,379 $91,674
                                          ========= ========= ========



    CONTACT: Delta Apparel, Inc., Duluth
             Herb Mueller, 678/775-6900